                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                         HEARTLAND PAYMENT SYSTEMS, INC.
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                         (Title of Class of Securities)

                                    42235N108
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 42235N108

--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     ROBERT O. CARR
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)
--------------------------------------------------------------------------------
3    SEC Use Only

     ___________________________________________________________________________
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
               5    Sole Voting Power

                    2,350,000 (includes an option to purchase 125,000 shares of common stock)
               -----------------------------------------------------------------
               6    Shared Voting Power

                    8,015,358
               -----------------------------------------------------------------
               7    Sole Dispositive Power

                    2,350,000 (includes an option to purchase 125,000 shares of common stock)
               -----------------------------------------------------------------
               8    Shared Dispositive Power

                    8,015,358
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     10,365,358 (includes an option to purchase 125,000 shares of common stock)
--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) _____________________________________________________________
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     27.9%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 42235N108

--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     JILL A. CARR
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)
--------------------------------------------------------------------------------
3    SEC Use Only

     ___________________________________________________________________________
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------------

               6    Shared Voting Power

                    8,015,358
               -----------------------------------------------------------------
               7    Sole Dispositive Power

                    0
               -----------------------------------------------------------------
               8    Shared Dispositive Power

                    8,015,358
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     8,015,358
--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) _____________________________________________________________
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     21.6%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 42235N108

--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     CARR HOLDINGS, L.L.C.
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)
--------------------------------------------------------------------------------
3    SEC Use Only

     ___________________________________________________________________________
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     New  Jersey
--------------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------------
               6    Shared Voting Power

                    7,487,679
               -----------------------------------------------------------------
               7    Sole Dispositive Power

                    0
               -----------------------------------------------------------------
               8    Shared Dispositive Power

                    7,487,679
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     7,487,679
--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) _____________________________________________________________
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     20.2%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

CUSIP NO. 42235N108

--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     THE ROBERT O. CARR 2001 CHARITABLE REMAINDER UNITRUST
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)
--------------------------------------------------------------------------------
3    SEC Use Only

     ___________________________________________________________________________
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

--------------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------------
               6    Shared Voting Power

                    400,000
               -----------------------------------------------------------------
               7    Sole Dispositive Power

                    0
               -----------------------------------------------------------------
               8    Shared Dispositive Power

                    400,000
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     400,000
--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) _____________________________________________________________
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     1.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

CUSIP NO. 42235N108

--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     THE ROBERT O. CARR 2000 IRREVOCABLE TRUST FOR EMILY CARR
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) _______________________________________________________________________
     (b)
--------------------------------------------------------------------------------
3    SEC Use Only

     ___________________________________________________________________________
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

--------------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------------
               6    Shared Voting Power

                    41,253
               -----------------------------------------------------------------
               7    Sole Dispositive Power

                    0
               -----------------------------------------------------------------
               8    Shared Dispositive Power

                    41,253
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     41,253
--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) _____________________________________________________________
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     0.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

CUSIP NO. 42235N108

--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     THE ROBERT O. CARR 2000 IRREVOCABLE TRUST FOR RYAN CARR
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)
--------------------------------------------------------------------------------
3    SEC Use Only

     ___________________________________________________________________________
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

--------------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------------
               6    Shared Voting Power

                    27,364
               -----------------------------------------------------------------
               7    Sole Dispositive Power

                    0
               -----------------------------------------------------------------
               8    Shared Dispositive Power

                    27,364
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     27,364

--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) _____________________________________________________________
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     (less than 0.1%)
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

CUSIP NO. 42235N108

--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     THE ROBERT O. CARR 2000 IRREVOCABLE TRUST FOR KELLY CARR
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)
--------------------------------------------------------------------------------
3    SEC Use Only

     ___________________________________________________________________________
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

--------------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------------
               6    Shared Voting Power

                    37,086
               -----------------------------------------------------------------
               7    Sole Dispositive Power

                    0
               -----------------------------------------------------------------
               8    Shared Dispositive Power

                    37,086
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     37,086
--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) _____________________________________________________________
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     0.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

-------------------
CUSIP NO. 42235N108
-------------------

--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     THE JILL A. CARR 2000 IRREVOCABLE TRUST FOR CORRISSA NICHOLS
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)
--------------------------------------------------------------------------------
3    SEC Use Only

     ___________________________________________________________________________
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

--------------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------------
               6    Shared Voting Power

                    2,697
               -----------------------------------------------------------------
               7    Sole Dispositive Power

                    0
               -----------------------------------------------------------------
               8    Shared Dispositive Power

                    2,697
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     2,697
--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) _____________________________________________________________
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     (less than 0.1%)
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

CUSIP NO. 42235N108

--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     THE JILL A. CARR 2000 IRREVOCABLE TRUST FOR HILARY HOLLAND CARR
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)
--------------------------------------------------------------------------------
3    SEC Use Only

     ___________________________________________________________________________
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

--------------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------------
               6    Shared Voting Power

                    16,584
               -----------------------------------------------------------------
               7    Sole Dispositive Power

                    0
               -----------------------------------------------------------------
               8    Shared Dispositive Power

                    16,584
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     16,584
--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) _____________________________________________________________
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     (less than 0.1%)
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

CUSIP NO. 42235N108

--------------------------------------------------------------------------------
1    Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     THE JILL A. CARR 2000 IRREVOCABLE TRUST FOR ROBERT CARR, JR.
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)
--------------------------------------------------------------------------------
3    SEC Use Only

     ___________________________________________________________________________
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

--------------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------------
               6    Shared Voting Power

                    2,695
               -----------------------------------------------------------------
               7    Sole Dispositive Power

                    0
               -----------------------------------------------------------------
               8    Shared Dispositive Power

                    2,695
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     2,695
--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) _____________________________________________________________
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     (less than 0.1%)
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

ITEM 1

     (a)  Name of Issuer:

          HEARTLAND PAYMENT SYSTEMS, INC. (the "Issuer")

     (b)  Address of Issuer's Principal Executive Offices:

          90 Nassau Street, Princeton, NJ 08542

ITEM 2

     (a)  Name of Person Filing:

          This statement is filed jointly on behalf of the persons identified below. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. The persons filing this Amendment No. 1 to the Schedule 13G (the "Schedule 13G") are as follows:

          i.    Robert O. Carr

          ii.   Jill A. Carr

          iii.  Carr Holdings, L.L.C.

          iv.   The Robert O. Carr 2001 Charitable Remainder Unitrust

          v.    The Robert O. Carr 2000 Irrevocable Trust for Emily Carr

          vi.   The Robert O. Carr 2000 Irrevocable Trust for Ryan Carr

          vii.  The Robert O. Carr 2000 Irrevocable Trust for Kelly Carr

          viii. The Jill A. Carr 2000 Irrevocable Trust for Corrissa Nichols

          ix.   The Jill A. Carr 2000 Irrevocable Trust for Hilary Carr

          x.    The Jill A. Carr 2000 Irrevocable Trust for Robert Carr, Jr.(1)

     (b)  Address of Principal Business Office or, if none, Residence:

          The address of the principal business office of all filing persons identified in this Schedule 13G is:

          c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, NJ 08542, Attention: Robert O. Carr.

     (c)  Citizenship:

          Each of Robert O. Carr and Jill A. Carr is a citizen of the United States.

          Carr Holdings, L.L.C. is a limited liability company organized under the laws of the State of New Jersey.

          Each of the Trusts is organized under the laws of the State of New Jersey.

     (d)  Title of Class of Securities:

          Common stock, $0.001 par value per share (the "Common Stock")

     (e)  CUSIP Number:

          42235N108

----------
(1) Each of the entities named (iii) - (x) of Item 2(a) above are referred to herein collectively, as the "Trusts."

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), 13D-2(B) OR 13D-2(C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Exchange Act;

     (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Exchange
               Act;

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940;

     (e)  [ ]  An investment adviser in accordance with Rule
               13-d(1)(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

     (h) [ ] A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          (i)    Robert O. Carr:                       10,365,358 (2)

          (ii)   Jill A. Carr:                         8,015,358 (2)

          (iii)  Carr Holdings, L.L.C.:                7,487,679

          (iv)   The Robert O. Carr 2001 Charitable
                 Remainder Unitrust:                   400,000

          (v)    The Robert O. Carr 2000 Irrevocable
                 Trust for Emily Carr:                 41,253

          (vi)   The Robert O. Carr 2000 Irrevocable
                 Trust for Ryan Carr:                  27,364

          (vii)  The Robert O. Carr 2000
                 Irrevocable Trust for Kelly Carr:     37,086

          (viii) The Jill A. Carr 2000 Irrevocable
                 Trust for Corrissa Nichols:           2,697

          (ix)   The Jill A. Carr 2000 Irrevocable
                 Trust for Hilary Carr:                16,584

          (x)    The Jill A. Carr 2000 Irrevocable
                 Trust for Robert Carr, Jr.:           2,695

----------
(2) Robert O. Carr and Jill A. Carr may be deemed to be the beneficial owners of 7,487,679 shares of the Issuer's Common Stock held by Carr Holdings, L.L.C., a New Jersey limited liability company owned and managed by Mr. and Mrs. Carr. Additionally, as trustees for the following trusts, Robert O. Carr and/or Jill A. Carr may be deemed to be the beneficial owners of:
     400,000 shares of the Issuer's Common Stock held by The Robert O. Carr 2001 Charitable Remainder Unitrust; 41,253 shares of the Issuer's Common Stock held by The Robert O. Carr 2000 Irrevocable Trust for Emily Carr; 27,364 shares of the Issuer's Common Stock held by The Robert O. Carr 2000 Irrevocable Trust for Ryan Carr; 37,086 shares of the Issuer's Common Stock held by The Robert O. Carr 2000 Irrevocable Trust for Kelly Carr; 2,697 shares of the Issuer's Common Stock held by the Jill A. Carr 2000 Irrevocable Trust for Corrissa Nichols; 16,584 shares of the Issuer's Common Stock held by the Jill A. Carr Irrevocable Trust for Hilary Carr; and 2,695 shares of the Issuer's Common Stock held by the Jill A. Carr 2000 Irrevocable Trust for Robert Carr, Jr. Mr. Carr's holdings also include an option to purchase 125,000 shares of the Issuer's Common Stock. The option held by Mr. Carr is exercisable within 60 days from the date hereof.

     (b)  Percent of class: (3)

          (i)    Robert O. Carr:                       27.9%

          (ii)   Jill A. Carr:                         21.6%

          (iii)  Carr Holdings, L.L.C.:                20.2%

          (iv)   The Robert O. Carr 2001 Charitable
                 Remainder Unitrust:                   1.1%

          (v)    The Robert O. Carr 2000 Irrevocable
                 Trust for Emily Carr:                 0.1%

          (vi)   The Robert O. Carr 2000 Irrevocable
                 Trust for Ryan Carr:                  less than 0.1%

          (vii)  The Robert O. Carr 2000
                 Irrevocable Trust for Kelly Carr:     0.1%

          (viii) The Jill A. Carr 2000 Irrevocable
                 Trust for Corrissa Nichols:           less than 0.1%

          (ix)   The Jill A. Carr 2000 Irrevocable
                 Trust for Hilary Carr:                less than 0.1%

          (x)    The Jill A. Carr 2000 Irrevocable
                 Trust for Robert Carr, Jr.:           less than 0.1%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               1)   Robert O. Carr:                  2,350,000(4)

               2)   Jill A. Carr:                    0

               3)   Carr Holdings, L.L.C.:           0

               4)   The Robert O. Carr 2001
                    Charitable Remainder Unitrust:   0

               5)   The Robert O. Carr 2000
                    Irrevocable Trust for Emily
                    Carr:                            0

               6)   The Robert O. Carr 2000
                    Irrevocable Trust for Ryan
                    Carr:                            0

               7)   The Robert O. Carr 2000
                    Irrevocable Trust for Kelly
                    Carr:                            0

               8)   The Jill A. Carr 2000
                    Irrevocable Trust for Corrissa
                    Nichols:                         0

               9)   The Jill A. Carr 2000
                    Irrevocable Trust for Hilary
                    Carr:                            0

               10)  The Jill A. Carr 2000
                    Irrevocable Trust for Robert
                    Carr, Jr.:                       0

          (ii) Shared power to vote or to direct the vote

               1)   Robert O. Carr:                  8,015,358

               2)   Jill A. Carr:                    8,015,358

               3)   Carr Holdings, L.L.C.:           7,487,679

               4)   The Robert O. Carr 2001
                    Charitable Remainder Unitrust:   400,000

               5)   The Robert O. Carr 2000
                    Irrevocable Trust for Emily
                    Carr:                            41,253

               6)   The Robert O. Carr 2000
                    Irrevocable Trust for Ryan
                    Carr:                            27,364

               7)   The Robert O. Carr 2000
                    Irrevocable Trust for Kelly
                    Carr:                            37,086

----------
(3) All percentages herein are based on 37,151,492 shares of the Issuer's Common Stock reported to be outstanding as of November 6, 2006, as reported on Form 10-Q filed with the SEC by the Issuer for the quarter ended September 30, 2006.

(4) Includes an option to purchase 125,000 shares of the Issuer's Common Stock and the option is exercisable within 60 days from the date hereof.

               8)   The Jill A. Carr 2000
                    Irrevocable Trust for Corrissa
                    Nichols:                         2,697

               9)   The Jill A. Carr 2000
                    Irrevocable Trust for Hilary
                    Carr:                            16,584

               10)  The Jill A. Carr 2000
                    Irrevocable Trust for Robert
                    Carr, Jr.:                       2,695

         (iii) Sole power to dispose or to direct the disposition of

               1)   Robert O. Carr:                  2,350,000

               2)   Jill A. Carr:                    0

               3)   Carr Holdings, L.L.C.:           0

               4)   The Robert O. Carr 2001
                    Charitable Remainder Unitrust:   0

               5)   The Robert O. Carr 2000
                    Irrevocable Trust for Emily
                    Carr:                            0

               6)   The Robert O. Carr 2000
                    Irrevocable Trust for Ryan
                    Carr:                            0

               7)   The Robert O. Carr 2000
                    Irrevocable Trust for Kelly
                    Carr:                            0

               8)   The Jill A. Carr 2000
                    Irrevocable Trust for Corrissa
                    Nichols:                         0

               9)   The Jill A. Carr 2000
                    Irrevocable Trust for Hilary
                    Carr:                            0

               10)  The Jill A. Carr 2000
                    Irrevocable Trust for Robert
                    Carr, Jr.:                       0

          (iv) Shared power to dispose or to direct the disposition of

               1)   Robert O. Carr:                  8,015,358

               2)   Jill A. Carr:                    8,015,358

               3)   Carr Holdings, L.L.C.:           7,487,679

               4)   The Robert O. Carr 2001
                    Charitable Remainder Unitrust:   400,000

               5)   The Robert O. Carr 2000
                    Irrevocable Trust for Emily
                    Carr:                            41,253

               6)   The Robert O. Carr 2000
                    Irrevocable Trust for Ryan
                    Carr:                            27,364

               7)   The Robert O. Carr 2000
                    Irrevocable Trust for Kelly
                    Carr:                            37,086

               8)   The Jill A. Carr 2000
                    Irrevocable Trust for Corrissa
                    Nichols:                         2,697

               9)   The Jill A. Carr 2000
                    Irrevocable Trust for Hilary
                    Carr:                            16,584

               10)  The Jill A. Carr 2000
                    Irrevocable Trust for Robert
                    Carr, Jr.:                       2,695

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2007
                                        /s/ Robert O. Carr
                                        ----------------------------------------
                                        Robert O. Carr

                                        /s/ Jill A. Carr
                                        ----------------------------------------
                                        Jill A. Carr


                                        Carr Holdings, L.L.C.


                                        By: /s/ Robert O. Carr
                                            ------------------------------------
                                        Name:  Robert O. Carr
                                        Title: Manager


                                        The Robert O. Carr 2001 Charitable
                                        Remainder Unitrust


                                        By: /s/ Frederick A. Nicoll
                                            ------------------------------------
                                        Name:  Frederick A. Nicoll
                                        Title: Trustee


                                        The Robert O. Carr 2000 Irrevocable
                                        Trust for Emily Carr


                                        By: /s/ Marc J. Ostro
                                            ------------------------------------
                                        Name:  Marc J. Ostro
                                        Title: Trustee


                                        The Robert O. Carr 2000 Irrevocable
                                        Trust for Ryan Carr


                                        By: /s/ Marc J. Ostro
                                            ------------------------------------
                                        Name:  Marc J. Ostro
                                        Title: Trustee

                                        The Robert O. Carr 2000 Irrevocable
                                        Trust for Kelly Carr


                                        By:  /s/ Marc J. Ostro
                                            ------------------------------------
                                        Name:  Marc.J. Ostro
                                        Title: Trustee


                                        The Jill A. Carr 2000 Irrevocable Trust
                                        for Corrissa Nichols


                                        By: /s/ Marc J. Ostro
                                            ------------------------------------
                                        Name:  Marc J. Ostro
                                        Title: Trustee


                                        The Jill A. Carr 2000 Irrevocable Trust
                                        for Hilary Holland Carr


                                        By: /s/ Marc J. Ostro
                                            ------------------------------------
                                        Name:  Marc J. Ostro
                                        Title: Trustee


                                        The Jill A. Carr 2000 Irrevocable Trust
                                        for Robert Carr, Jr.


                                        By: /s/ Marc J. Ostro
                                            ------------------------------------
                                        Name:  Marc J. Ostro
                                        Title: Trustee